EXHIBIT 10.23
FORM OF TIME-BASED VESTING INCENTIVE STOCK OPTION AGREEMENT
     This Stock Option Agreement (this “Agreement”) is entered into and effective as of                           (the “Grant Date”) between FGX International Holdings Limited, a British Virgin Islands company (the “Company”) and                                          (the “Optionee”).
RECITALS
     The Company is desirous of increasing the incentive of the Optionee whose contributions are important to the continued success of the Company and its subsidiaries by means of the grant to the Optionee of options to purchase the Company’s ordinary shares, $1.00 par value per share (“Ordinary Shares”), under the FGX International Holdings Limited 2004 Key Executive Stock Option Plan (f/k/a the Envision Worldwide Holdings Limited 2004 Key Executive Stock Option Plan) (the “Plan”), a copy of which is attached hereto as Exhibit A.
TERMS OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	GRANT OF OPTION
     Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Optionee an option (the “Option”) to purchase an aggregate of                      Ordinary Shares (the “Option Shares”). This Option is intended to be treated as an option which qualifies as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The number of Option Shares shall be subject to adjustment in the event of changes in the capitalization of the Company as set forth in Section 19 of the Plan.
2.	EXERCISE PRICE
     Subject to the terms and conditions of the Plan, the exercise price (the “Option Price”) of this Option shall be $                     per Option Share (prorated for any partial Option Share), which is not less than the fair market value of the Ordinary Shares on the date of grant. The Option Price of this Option shall be subject to adjustment in the event of changes in the capitalization of the Company, as set forth in Section 19 of the Plan.
3.	TERM AND VESTING OF OPTION
     (a) Option Period. Subject to the terms and conditions of the Plan, this Option shall terminate and all rights to purchase shares hereunder shall cease on the tenth anniversary of the Grant Date.

     (b) Vesting and Exercisability. Subject to the terms and conditions of the Plan, this Option shall become exercisable upon the dates described in the following schedule and shall be exercisable as to not more than the vested percentage of the shares subject to this Option as follows:

	Incremental	Cumulative
	Percentage of	Percentage of
Date	Option Exercisable	Option Exercisable

     Notwithstanding the foregoing, the Board of Directors of the Company (the “Board”) may in its sole discretion provide that any vesting requirement or other such limitation on the exercise of this Option may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the Grant Date, so as to accelerate the time at which this Option may be exercised; provided that the Optionee’s written consent be obtained prior to any such rescission or modification which would adversely effect the Optionee’s rights hereunder.
     (c) Acceleration Upon Change in Control. Notwithstanding the foregoing provisions of Section 3(b), this Option shall become fully vested and exercisable in full as of the Change in Control Date upon a Change in Control if the Optionee continues to be employed by the Company or any of its subsidiaries on the Change in Control Date or his employment was terminated by the Company or its subsidiaries, as applicable, “without Cause” within six (6) months before and in anticipation of, or twelve (12) months after, the Change in Control Date.
     (d) For purposes of this Agreement, the following terms shall be defined as follows:
(i)	“Cause” has the meaning set forth in the Employment Agreement between FGX International Inc. and the Optionee dated as of ___, and as the same may be further amended from time to time by the parties in accordance with the terms therein (the “Employment Agreement”).

(ii)	“Change in Control” has the meaning set forth in the Employment Agreement.
(iii)	“Change in Control Date” has the meaning set forth in the Employment Agreement.

(iv)	“Good Reason” has the meaning set forth in the Employment Agreement.

(v)	“without Cause” has the meaning set forth in the Employment Agreement.

4.	PROVISIONS OF PLAN
     The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. By execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan and represents that he or she (a) is familiar with the terms and provisions thereof, (b) accepts this Option granted hereby subject to all of the terms and provisions of this Agreement and the Plan, and (c) after reviewing the Plan and this Agreement in their entirety, has had the opportunity to obtain the advice of counsel and fully understands all of the terms and provisions of this Agreement and the Plan prior to the execution hereof.
5.	MANNER OF EXERCISE AND PAYMENT
     (a) Exercise. This Option may be exercised to the extent vested as provided in Section 3 hereof by delivery to the Company on any business day, at its principal office, addressed to the attention of the President of written notice of exercise, which notice shall specify the number of shares with respect to which this Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which this Option is being exercised, by one or more of the methods provided below.
     (b) Payment. Payment of the Option Price for the Ordinary Shares purchased pursuant to the exercise of this Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of the Ordinary Shares, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in good faith by the Board) on the date of exercise; (iii) by delivering a written direction to the Company that this Option be exercised pursuant to a “cashless” exercise/sale procedure (pursuant to which funds to pay for exercise of this Option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/loan procedure (pursuant to which the Optionee would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the Ordinary Shares for which this Option is exercised will be delivered to such broker as the agent for the individual exercising this Option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the Ordinary Shares purchased pursuant to the exercise of this Option plus the amount (if any) of federal and other taxes that the Company, may, in its judgment, be required to withhold with respect to the exercise of this Option; (iv) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, by the delivery of a promissory note of the Optionee to the Company on such terms as the Board shall specify in its sole and absolute discretion; or (v) by a combination of the methods described in clauses (i), (ii), (iii) and (iv). Payment in full of the Option Price need not accompany the written notice of exercise if this Option is exercised pursuant to the cashless exercise/sale procedure described above. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.
     (c) Issuance of Certificates. Promptly after the exercise of this Option, Optionee shall be entitled to the issuance of a certificate or certificates evidencing his ownership of such Ordinary Shares. The Company shall use reasonable efforts to deliver the certificate within seven (7) days following such exercise. An individual holding or exercising an Option shall have none of the rights of a shareholder until the Ordinary Shares covered thereby are fully paid and issued to him and, except as provided in Section 19 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.
     (d) Execution of Shareholders’ Agreement as Condition to Exercise of Option. In the event that the Optionee shall desire to exercise all or any portion of this Option prior to the date on which the Company shall have completed an Initial Public Offering, the Optionee shall, as a condition precedent to such Optionee’s exercise of this Option, execute and deliver (to the extent the Optionee is not already a party thereto) a copy of that certain Shareholders’ Agreement in the form attached hereto as Exhibit B, with such amendments, modifications and changes thereto as shall have been made by the parties thereto prior to the execution thereof by the Optionee.
     (e) Lock-Up of Option Shares. During the period commencing on the date hereof and ending one hundred eighty (180) days after the date of the final prospectus relating to each of the Initial Public Offering and any subsequent public offering of any of the Company’s securities (or such longer period as may be required by the lead underwriter(s) in connection with such Initial Public Offering or any such subsequent public offering), Optionee agrees not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Option Shares or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Option Shares, without the prior written consent of the Board.
     (f) Change of Control. In the event of a Change of Control, the Optionee shall be entitled to receive upon exercise and payment in accordance with the terms of this Agreement the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Ordinary Shares purchasable under this Option.
6.	TRANSFERABILITY OF OPTION
     This Option shall not be assignable or transferable by the Optionee, other than by will or the laws of descent and distribution.
7.	TERMINATION OF EMPLOYMENT
     (a) Voluntary Termination by Optionee. If the Optionee voluntarily terminates his employment with the Company or its subsidiaries, as applicable, (i) the portion, if any, of this Option that has vested as of the date of such termination shall be exercisable for a period not to exceed thirty (30) days after the date of such termination, at which time, the vested and unexercised portion of this Option shall terminate, and the

Optionee shall have no further right to purchase Ordinary Shares pursuant to the vested but unexercised portion of this Option, and (ii) the portion, if any, of this Option that has not vested as of the date of such termination shall terminate immediately, and the Optionee shall have no further right to purchase Ordinary Shares pursuant to the unvested portion of this Option.
     (b) Termination for Cause. If the Company or any of its subsidiaries, as applicable, terminates the Optionee’s employment with the Company or such subsidiary for Cause, this Option (including that portion of the Option that has vested and that portion of the Option that has not vested as of the date of such termination) shall terminate immediately, and the Optionee shall have no further right to purchase Ordinary Shares pursuant to this Option. The Board shall determine whether Cause exists for purposes of this Agreement and such determination shall be final, binding and conclusive.
     (c) Termination Without Cause. If the Company or any of its subsidiaries, as applicable, terminates the Optionee’s employment with the Company or such subsidiary without Cause, then (i) the vesting of the portion, if any, of this Option that has not vested as of the date of such termination but would have vested on or prior to December 31 of the year in which such termination occurs under Section 3(b) (the “Accelerated Portion”) shall be accelerated, and the Accelerated Portion shall become immediately exercisable as of the date of such termination, (ii) the Accelerated Portion, together with the portion of this Option, if any, that has vested as of the date of such termination shall be exercisable by the Optionee for a period of time not to exceed thirty (30) days after the date of such termination, at which time, the vested and unexercised portion of this Option (including any part of the Accelerated Portion that remains unexercised) shall terminate, and the Optionee shall have no further right to purchase shares of Common Stock pursuant thereto, and (iii) the portion, if any, of this Option that has not vested as of the date of such termination (after taking into account the Accelerated Portion) shall terminate immediately, and the Optionee shall have no further right to purchase shares of Common Stock pursuant to the unvested portion of this Option. For avoidance of doubt, if there should be a Change of Control and the Optionee continues to be employed by the Company or any of its subsidiaries, as applicable, on the Change of Control Date, this Option shall become fully vested and exercisable in full pursuant to Section 3(c).
     (d) Death. If the Optionee dies while serving as an employee of the Company or any of its subsidiaries, as applicable, then (i) the vesting of the portion, if any, of this Option that has not vested as of the date of the Optionee’s death but would have vested on or prior to December 31 of the year in which he dies (the “Death Accelerated Portion”) shall be accelerated, and the Death Accelerated Portion shall become immediately exercisable as of the date of the Optionee’s death, (ii) the Death Accelerated Portion, together with the portion of this Option, if any, that has vested as of the date of his death shall be exercisable by the executors or administrators or legatees or distributees of the Optionee’s estate for a period of time not to exceed ninety (90) days after the date of the Optionee’s death, at which time, the vested and unexercised portion of this Option shall expire, and such persons shall have no further right to purchase Ordinary Shares pursuant to the vested but unexercised portion of this Option and (iii) the portion, if any, of this Option that has not vested as of the date of the Optionee’s death (after taking into account the Death Accelerated Portion) shall terminate immediately, and the executors, administrators, legatees and/or distributees of the Optionee’s estate shall have no further right to purchase Ordinary Shares pursuant to the unvested portion of this Option.
     (e) Disability. If the Optionee’s employment with the Company or any of its subsidiaries, as applicable, is terminated by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such Optionee, then (i) the vesting of the portion, if any, of this Option that has not vested as of the date of such termination but would have vested on or prior to December 31 of the year in which such termination occurs (the “Disability Accelerated Portion”) shall be accelerated, and the Disability Accelerated Portion shall become immediately exercisable as of the date of such termination, (ii) the Disability Accelerated Portion, together with the portion of this Option, if any, that has vested as of the date of such termination, shall be exercisable by the Optionee for a period of time not to exceed ninety (90) days after the date of such termination, at which time, the vested and unexercised portion of this Option shall terminate, and the Optionee shall have no further right to purchase Ordinary Shares pursuant to the vested but unexercised portion of this Option, and (iii) the portion, if any, of this Option that has not vested as of the date of such termination (after taking into account the Disability Accelerated Portion) shall terminate immediately, and the Optionee shall have no further right to purchase Ordinary Shares pursuant to the unvested portion of this Option. Whether a termination of employment is to be considered by reason of “permanent and total disability” for purposes of this Agreement shall be determined by the Board, which determination shall be final, conclusive and binding on the Optionee.
     (f) General. Notwithstanding the foregoing, the Board may provide, in its sole and absolute discretion, that following termination of employment of the Optionee with the Company or any of its subsidiaries, as applicable, the Optionee may exercise an Option, in whole or in part, at any time subsequent to such termination of employment and prior to termination of the Option, either subject to or without regard to any vesting or other limitation on exercise imposed hereunder. Unless otherwise determined by the Board, temporary absence from employment because of illness, vacation, approved leaves of absence, military service and transfer of employment shall not constitute a termination of employment with the Company or any of its subsidiaries, as applicable.
8.	DISCLAIMER OF RIGHTS
     No provision of this Agreement shall be construed to confer upon the Optionee, the right to remain in the employ of the Company or any of its subsidiaries or to interfere in any way with the right and authority of the Company or any of its subsidiaries either to increase or decrease the compensation of the Optionee, at any time, or to terminate any employment relationship between the Optionee and the Company or any of its subsidiaries.

9.	MISCELLANEOUS
     (a) Waivers, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     (b) Governing Law and Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Rhode Island applicable to contracts executed and to be wholly performed within such State (without regard to the choice of law provisions thereof). Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Rhode Island sitting in Providence County, Rhode Island and of the United States District Court for the District of Rhode Island for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts. Each party further agrees that any service of process, summons, notice or document sent by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, one business day following the day when deposited with an overnight courier service for overnight priority service, such as Federal Express, for delivery to the intended addressee or three days following the day when deposited in the United States mails, first class postage prepaid, certified or registered mail, and addressed, in the case of the Company at its principal place of business and to the attention of its Stock Option Administrator and, in the case of Optionee, as set forth below Optionee’s signature on the last page hereof. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.
     (d) Binding Nature of Agreement; Transferability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution.

     (e) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     (f) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     (g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.
     (h) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective heirs, personal representatives, successors and assigns.
     (i) Entire Agreement. This Agreement (including the Plan and the other documents and exhibits referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
     (j) Amendments. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.
     (k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and therefore strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to the rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
     (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     (m) Pronouns. The use of any gender in this Agreement shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FGX INTERNATIONAL HOLDINGS LIMITED
By:	/s/
Name:
Title:

OPTIONEE

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